Exhibit 16.1
August 23, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Virage Logic Corporation (copy attached), which we understand will be filled with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated August 21, 2006. We agree with the statements concerning our firm in such Form 8-K.
Very truly yours,
PricewaterhouseCoopers LLP
Cc: Office of the Chief Accountant, PCAOB